    As filed with the Securities and Exchange Commission on November 14, 2000

                                               Registration No. 333-49020

================================================================================

                                AMENDMENT NO. 1
                                     TO

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                                  CYGNUS, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                                 94-2978092
--------------------------------------------------------------------------------
              (State or other jurisdiction of           (I.R.S. Employer
              incorporation or organization)            Identification No.)

                               400 PENOBSCOT DRIVE
                       REDWOOD CITY, CALIFORNIA 94063-4719
                                 (650) 369-4300
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN C HODGMAN
                  PRESIDENT, CHIEF EXECUTIVE OFFICER & CHAIRMAN
                                  CYGNUS, INC.
            400 PENOBSCOT DRIVE, REDWOOD CITY, CALIFORNIA 94063-4719
                                 (650) 369-4300
--------------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                   Copies to:

                                 BLAIR W. WHITE
                          Pillsbury Madison & Sutro LLP
                                  P.O. Box 7880
                             San Francisco, CA 94120

        Approximate date of commencement of proposed sale to the public:
        From time to time this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
/X/
   -------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           -----------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
           Title of Each                               Proposed
        Class of Securities                       Maximum Aggregate                              Amount of
          To Be Registered                        Offering Price(1)                          Registration Fee(2)

-------------------------------------   ---------------------------------------  ------------------------------------------
Common Stock, $.001 par value(3)                     $36,000,000                                 $9,504.00
===========================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)      This fee has previously been paid.

(3) Associated with the Common Stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated November 14, 2000


PROSPECTUS
----------

                              ---------------------

                                   $36,000,000

                                  CYGNUS, INC.

                                  COMMON STOCK

                              ---------------------


         This prospectus relates to the offer and sale of common stock of Cygnus, Inc. We are offering and selling shares with a total purchase price up to $36 million pursuant to the terms of an agreement between us and Cripple Creek Securities, LLC. Cripple Creek is an underwriter in connection with the sale of the shares offered by this prospectus. Under the terms of the agreement:

       - We can sell only a maximum of $60 million of common stock until June 30, 2003. We have to date sold $22 million, have sent purchase notices for $2 million, and may sell up to an additional $36 million.

       - We will sell the common stock at a price equal to the average of the two lowest volume-weighted average prices for the stock during the six trading days preceding the sale, but in no event lower than a designated minimum per share price we indicate in our notice, delivered from time to time to Cripple Creek.

         For further information regarding the terms governing the issuance of shares under the agreement, see "Underwriting" on page 12.


         Our common stock is quoted on the Nasdaq National Market under the symbol "CYGN." On November 13, 2000, the last reported sale price for our common stock was $7.125 per share.



         For each month during a particular investment period, we may cause Cripple Creek to purchase shares for an aggregate purchase price of up to $4.0 million, and Cripple Creek, subject to our approval, can require us to sell them addiitonal shares for an aggregate purchase price of up to $3.0 million per month.


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


              The date of this prospectus is             , 2000
                                             ------------



                                TABLE OF CONTENTS
OUR COMPANY.......................................................................................................1
RISK FACTORS......................................................................................................4
FORWARD-LOOKING STATEMENTS.......................................................................................10
USE OF PROCEEDS..................................................................................................12
UNDERWRITING.....................................................................................................12
PLAN OF DISTRIBUTION.............................................................................................14
LEGAL MATTERS....................................................................................................15
EXPERTS..........................................................................................................15
WHERE YOU CAN FIND MORE INFORMATION..............................................................................15
IMPORTANT INFORMATION INCORPORATED BY REFERENCE..................................................................16


         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. Cripple Creek is offering to sell, and seeking offers to buy, only the shares of Cygnus common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

         YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "WE," "US," "OUR," OR "CYGNUS" IN THIS PROSPECTUS MEAN CYGNUS, INC., AND ALL REFERENCES TO "CRIPPLE CREEK" OR "THE UNDERWRITER" REFER TO CRIPPLE CREEK SECURITIES, LLC.

                                   OUR COMPANY

         We develop and manufacture diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost effectively. In 1999, we sold substantially all of our drug delivery business to Ortho-McNeil Pharmaceutical, Inc. and chose to focus on diagnostic medical devices, the first of which is our GlucoWatch-Registered Trademark- system. The GlucoWatch system is a frequent, automatic and non-invasive glucose monitoring device intended for detecting trends and tracking patterns of glucose levels in adults, 18 years and older, who have diabetes. Our GlucoWatch system, with its durable biographer and consumable AutoSensor, represents a potential advance in glucose monitoring technology, as compared to the currently prevailing "finger stick" blood monitoring methods. The GlucoWatch system is designed to measure glucose frequently, automatically and non-invasively through the ease and convenience of a device worn like a wristwatch. The device is intended for use at home and in health care facilities to supplement, not replace, information obtained from standard blood glucose monitoring devices.

         In mid-1998 we established product specifications and manufacturing processes for the GlucoWatch system that the United States Food and Drug Administration, or FDA, is currently reviewing. Since that time, we have developed, and continue to develop, a number of enhancements to the GlucoWatch system and our manufacturing processes. We will submit some of these product and manufacturing enhancements to the FDA in the form of one or more supplements to our existing premarket approval, or PMA, application shortly after PMA approval, assuming the FDA approves our existing PMA. Future supplements could include enhancements to product performance, user convenience, and manufacturing capacity, and decreases in manufacturing costs. We are in the early developmental stages for a future telemetric product that allows both a greater flexibility in the location of the glucose extraction component and a new form of the monitor that stores and displays glucose data. There have been no sales of our glucose monitoring systems to date.

         On December 6, 1999, we received a unanimous recommendation for approval of our PMA for the GlucoWatch system from the FDA's Clinical Chemistry and Clinical Toxicology Devises Panel of the Medical Devices Advisory Committee, subject to certain conditions. In May 2000 we received an approvable letter from the FDA for our GlucoWatch-Registered Trademark-biographer. An approvable letter means that the FDA has reviewed our PMA application, as well as its own Advisory Committee's report and recommendation, and believes it will approve the application, pending specific final conditions. The FDA's conditions relate to manufacturing, final printed labeling materials, and post-market evaluations of aspects of product performance.

         Assuming FDA approval, we anticipate introducing the GlucoWatch biographer initially on a limited basis to a small number of patients selected by designated physicians. We also expect to begin clinical trials with adolescents and children. In addition, we plan to initiate professional education programs to introduce our technology to physicians and other diabetes health care professionals. Concurrently, before we can make the GlucoWatch biographer broadly available, we must qualify and validate, then submit to the FDA for approval, our large-scale production equipment and facility. For products in the GlucoWatch's category, it is common to seek approval for commercial-scale manufacturing after a PMA application is approved.

         It has been our priority to establish alliances to allow us to successfully develop, manufacture, and commercialize the GlucoWatch system, in the event we receive FDA approval. We have already entered into several agreements that include:

        - a patent license agreement with The Regents of the University of California;

        - supply agreements with E.I. du Pont de Nemours and Company, Key Tronic Corporation and Hydrogel Design Systems, Inc. relating to materials for our GlucoWatch system; and


        - contract manufacturing agreements with Corium International, formerly Contract Manufacturing, Inc., for the consumable AutoSensor and with Sanmina Corporation for the manufacture of the durable GlucoWatch biographer.

         In August, 2000, we signed a Warehouse Distribution Contract with Livingston Healthcare Services, Inc. to provide outsource logistics services in the US for our GlucoWatch system. The agreement covers receiving, storage, customer service, technical support and shipment. However, we are still solely responsible for the production, marketing and sales of the GlucoWatch system. The term of the agreement is for five years, but we may terminate the agreement before then with an early-termination payment. In October 2000, we regained the marketing and distribution rights for the GlucoWatch system in Japan. Yamanouchi Pharmaceutical Co., Ltd. informed us that, due to strategic reasons, the collaboration between Cygnus and Yamanouchi for the marketing and distribution of the GlucoWatch Biographer in Japan needed to be terminated. Under terms of the agreement, Yamanouchi will continue to be responsible for a potential milestone payment over the next nine months and we assume ownership of all the Japanese clinical trial data and regulatory submissions.

         In December 1999, we received a CE Certificate for the GlucoWatch system, indicating that the product has met the essential requirements and other criteria of the European Community Directive 93/42/ECC, Annex V, Section 3.2. The CE Certificate is required for selling products in the European Community. In July 2000, we established Cygnus (UK) Limited, a wholly-owned subsidiary of Cygnus, Inc., in the UK and have hired initial management, training, and sales personnel to manage our launch in the United Kingdom. We are also finalizing an agreement with one company to provide direct-to-consumer distribution/logistics functions and a second agreement with another company to provide call center technical services for the UK. In October 2000, we shipped our first commercial GlucoWatch systems to the United Kingdom. We have established a Medical Advisory Board in the UK who will provide our GlucoWatch system to select adults with diabetes in order to understand patient and health care provider experiences with our GlucoWatch system.

         We are currently exploring strategic alternatives for commercializing the GlucoWatch system in other countries in Europe. We are continuing discussions for commercialization alliances with companies ranging from international companies that would provide commercialization functions worldwide to companies that focus on specific geographies or commercialization functions.

         On December 15, 1999, we completed the sale of substantially all of our drug delivery business segment assets to Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company. Under the terms of our agreement with Ortho-McNeil, we received $20 million in cash at closing, and Ortho-McNeil was subject to paying up to an additional $55 million in cash, contingent on the achievement of milestones. The contingent payments relate to the achievement of technical, regulatory and commercialization milestones related to the EVRA-TM- (Johnson & Johnson, New Brunswick, New Jersey) transdermal contraceptive patch. Because some of the milestones have not been achieved, we are now eligible to receive only up to $35 million through 2006 of the total $55 million contingent milestones. Because the achievement of these milestones is not within our control, we cannot predict the likelihood or timing of these contingent payments.

         OUR FREQUENT, AUTOMATIC AND NON-INVASIVE GLUCOSE MONITORING SYSTEMS.

         MARKET ANALYSIS.

         People with diabetes measure blood glucose levels to adjust their diet, medication and insulin use to better control their glucose levels in order to prevent diabetes-related complications. Currently, to measure their glucose levels, people with diabetes must prick their fingers, draw blood and place a drop of blood on a glucose reagent strip inserted in an instrument that provides a glucose reading. Each day of testing can involve numerous sticks and the complete procedure can be not only painful but disruptive to daily life. As a result of this pain and disruption, most people with diabetes monitor their blood glucose levels less than twice per day, instead of the recommended four to seven times per day. Even at the recommended level of testing, the market for products for self-monitoring of glucose levels by people with diabetes is quite substantial.

         Worldwide sales of products for the self-monitoring of blood glucose levels were approximately $2.5 billion in 1997. According to Boston Biomedical Consultants, Inc., approximately 80% to 90% of the sales were related to disposable glucose reagent strips for finger stick monitoring. In the U.S., a majority of glucose level testing is conducted by a relatively small segment of people with diabetes; for example, of these people, just 19%, or about 1.6 million, account for 52% of the tests performed. The number of people diagnosed with diabetes has been growing and is expected to continue to grow due to the aging of the population, changes in diagnostic standards and new diagnostic technologies. Specifically, the diagnostic standards in the U.S. have been changed such that a fasting plasma glucose value of greater than or equal to 126 mg/dL now indicates a diagnosis of diabetes, whereas such diagnosis previously required a value of greater than or equal to 140 mg/dL. Diabetes can lead to severe complications over time, including blindness, loss of kidney function and peripheralneuropathy, causing circulation problems to the arms and legs, pain and potential amputation. The American Diabetes Association (ADA) estimated that the complications arising from diabetes cost the U.S. health care system in excess of $45 billion in 1992. These complications are largely a consequence of years of poor management of glucose levels by people with diabetes. Results of the Diabetes Control and Complication Trial, a major clinical trial sponsored by the National Institutes of Health and published in 1993, showed that more frequently monitored blood glucose levels and rigid adherence to a program of diet, exercise and insulin injections could prevent or significantly delay the onset of many of the long-term complications of diabetes.

         THE GLUCOWATCH SYSTEM.

         We believe that there is an unmet need for automatic, frequent and non-invasive glucose monitoring. In an effort to address this unmet need, we have developed the GlucoWatch biographer, which is worn like a wristwatch and, after calibrating each new AutoSensor with a standard blood glucose monitor, automatically extracts and measures glucose levels through intact skin approximately every twenty minutes. The durable GlucoWatch biographer displays and stores current and past glucose levels and trend data. The extracted glucose is collected in a consumable AutoSensor attached to the back of the device and replaced after twelve hours of readings. The GlucoWatch system offers, in a portable and discreet device, features not available in currently marketed devices. These features include frequent data collection, electronic memory to store and display glucose levels, alerts indicating hypoglycemic and hyperglycemic conditions and event markers that record factors that affect glucose levels. The GlucoWatch biographer is designed to be worn day and/or night for glucose monitoring, and is expected to reduce significant drawbacks of the finger stick technique, such as the pain of repetitive sticking and the disruption of normal activities caused by cumbersome procedures. We believe that the GlucoWatch system can provide additional information that can help people with diabetes understand fluctuations in their glucose levels.

         Specifically, our GlucoWatch system extracts glucose molecules through intact skin utilizing a patented sampling process called electroosmosis, or "reverse iontophoresis." The glucose is extracted from interstitial fluid, not blood, and is collected and measured by the consumable AutoSensor, which includes an enzyme-containing hydrogel and electrodes for electro-osmotic extraction and biosensing. The glucose collected in the AutoSensor triggers an electro-chemical reaction in the AutoSensor, generating electrons. The biosensor measures the electrons and an application-specific integrated circuit ("ASIC") in the GlucoWatch system equates the number of electrons to a concentration of blood glucose. The GlucoWatch system automatically measures glucose levels at twenty-minute intervals, and displays the most recent readings and trends at the push of a button. Its electronic memory capabilities permit the retrieval of past data, allowing longer-term trend analysis. Additionally, we are developing future generation glucose monitoring products, as well as enhancements to the GlucoWatch system.

                                  RISK FACTORS

IN DETERMINING WHETHER TO INVEST IN THE COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW IN ADDITION TO ALL OTHER INFORMATION PROVIDED TO YOU IN THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

         WE MAY NOT RECEIVE REGULATORY APPROVAL ON OUR PRODUCTS FROM THE FDA AND/OR FOREIGN AGENCIES. IF WE DO NOT RECEIVE REGULATORY APPROVAL, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS OR GENERATE REVENUE.

         Although in May 2000 we received an approvable letter from the FDA for our GlucoWatch biographer, there can be no assurance that we can meet the pending specific final conditions or, if we can, that the FDA will approve the product. Furthermore, as we seek regulatory approval for enhancements and possible manufacturing changes to the GlucoWatch system through the PMA supplement process, there can be no assurance that these supplements will be approved or that we will not need to file one or more new PMAs. The timing for approval of PMA supplements could substantially delay introduction of product enhancements and our ability to cost-effectively manufacture large quantities of the AutoSensor, a component of our GlucoWatch. Regulatory requirements and procedures also vary on a country-by-country basis, and we may not be able to obtain regulatory approval in foreign countries. Furthermore, even if the GlucoWatch system is successfully developed, its commercial success will depend on its market acceptance.

         OUR PRODUCT PIPELINE IS SEVERELY LIMITED, SO THE FAILURE OF ANY ONE PRODUCT COULD RESULT IN THE FAILURE OF OUR ENTIRE BUSINESS.

         We recently sold substantially all of our drug delivery business segment assets to Ortho-McNeil Pharmaceutical, Inc. and terminated our remaining drug delivery projects. We are now exclusively focused on diagnostic medical devices, initially on a line of frequent, automatic and non-invasive glucose monitoring devices. There is an inherent risk in not having a broad base of products in development, since we would not have alternate sources of revenue if we are unable to commercialize our narrow line of products. We cannot assure you that we will be successful with this narrow, nondiversified line of products. The failure of any one product, such as the GlucoWatch monitor, could cut off our only source of revenue and result in the failure of our entire business.

         WE DO NOT HAVE MEDICAL DEVICE MARKETING, DISTRIBUTION, MANUFACTURING OR SALES EXPERIENCE. IF WE ARE UNABLE TO MAKE SATISFACTORY ARRANGEMENTS FOR EACH OF THESE, WE MAY BE UNABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

         Even if we receive the necessary regulatory approvals for the GlucoWatch system, we may have problems in product manufacturing, commercial scale-up, marketing or product distribution. We do not have any experience in any of these areas. To successfully market, distribute, manufacture and sell the GlucoWatch system and our other glucose monitoring products under development, we must either develop these capabilities ourselves or enter into arrangements with third parties. We cannot assure you that we will be able to successfully do either course of action. If we attempt to develop our own capabilities, we will incur significant start-up expenses and we will compete with other companies that have experienced and well-funded operations. If we enter into arrangements with third parties, any revenues we receive will depend on the third party, and we will likely have to pay fees, sales commissions or similar amounts to third parties. If we are unable to make satisfactory arrangements, we may be unable to successfully commercialize our products after FDA approval or may experience delays in commercialization.

         WE MAY NEED TO RELY ON AGREEMENTS WITH THIRD PARTIES IN ORDER TO COMMERCIALIZE OUR PRODUCTS. IF WE ARE UNABLE TO SECURE THESE NECESSARY AGREEMENTS, WE MAY NOT BE ABLE TO SELL OUR PRODUCTS OR GENERATE REVENUE.

         One of our priorities is to establish one or more alliances for the commercialization of the GlucoWatch system worldwide. The purpose of alliances is to secure commercialization functions, such as distribution, sales and customer service. We do not have any marketing or distribution agreements for the GlucoWatch system other than an agreement with Livingston Healthcare Services to provide receiving, storage, customer service, technical support and shipment services in the United States. Our agreement with Yamanouchi to commercialize the GlucoWatch in Japan was terminated in October 2000. We are in discussions with several companies regarding commercialization alliances. Some of the companies are international in scope and would provide the requisite commercialization functions worldwide. Other companies focus on certain geographies and/or certain commercialization functions. There can be no assurance that we will enter into an agreement with a worldwide commercialization partner. Even if we obtain a worldwide commercialization partner, we may not do so until after our large-scale manufacturing process is approved by the FDA.

         We are currently evaluating outsourced capabilities for launch without a worldwide commercialization alliance. We may not be able to outsource some commercialization capabilities in time for launch. Third parties performing these outsourced capabilities may, for competitive reasons, support, directly or indirectly, a company or product that competes with one of our products. Furthermore, any dispute with a third party might require us to initiate or defend against expensive litigation or arbitration proceedings. If a third party terminates an arrangement, cannot fund or otherwise satisfy its obligations under its arrangements, or significantly disputes or breaches a contractual commitment, then we would likely be required to seek an alternative third party. If we were unable to find a replacement third party, we might not be able to perform or fund the activities of the current third party. Even if we were able to perform and fund these activities, our capital requirements could increase substantially. Additionally, we may choose to self-fund some of our research and development projects in order to exploit our technologies. If these activities result in a commercial product, they will help our long-term operating results but will negatively affect our short-term operating results.

         IF THIRD PARTIES DO NOT REIMBURSE THE COSTS OF OUR MEDICAL DEVICES, PATIENTS, HOSPITALS AND PHYSICIANS MAY DECIDE NOT TO USE OUR PRODUCTS, SEVERELY HARMING OUR PRODUCT SALES.

         Successful commercialization of our products may depend in part on the availability of reimbursement from third-party health care payers, such as private insurance plans and the government. We plan to conduct outcome studies for reimbursement; however, there can be no assurance that such reimbursement will be available or in what time frame. Third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products. There can be no assurance that adequate levels of reimbursement will be available to enable us to achieve market acceptance of the GlucoWatch system or other new products under development or to maintain price levels sufficient to realize an appropriate return on our investment. In both the US and foreign countries, the period of time needed to obtain such reimbursement can be lengthy. We may delay the launch of our products in some countries until eligibility for reimbursement is established. This delay could potentially harm our business.

         IF THE MARKET DOES NOT ACCEPT OUR NEW TYPE OF PRODUCTS, WE MAY NOT GENERATE REVENUES AND ACHIEVE OR SUSTAIN PROFITABILITY.

         We are focusing our efforts predominantly on a line of frequent, automatic, and non-invasive glucose monitoring devices. We cannot predict market acceptance or penetration of our products, given that they are different from any glucose diagnostic products currently on the market. There is a risk in introducing a very new type of product in a market of established finger stick glucose monitors, and we cannot assure you that our products will be accepted or to what degree. Additionally, some of our competitors have announced, and others may be developing, new glucose monitoring devices that are frequent, automatic, and non-invasive (or minimally invasive, semi-invasive or less-invasive). We cannot predict what impact the introduction of competing products will have on our market sales.

         OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY THE RISK OF OWNERSHIP DILUTION CAUSED BY THE ISSUANCE OF SHARES UNDER THE EQUITY LINE OR BY ADDITIONAL SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE. IF OUR STOCK PRICE DECLINES, YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

         Under the equity line, each month we may sell up to $4 million of common stock and Cripple Creek may exercise its option to purchase up to an additional $3 million of common stock during each month in an investment period (up to an aggregate of $60 million during the term of the equity line) at a price equal to the average of the two lowest volume-weighted average prices for the stock during the six trading days preceding the sale, but in no event lower than a designated minimum per share price we indicate in our notice to Cripple Creek. Because the price of the shares that may be sold under the equity line is based on the market value of the common stock at the time of the sale, the number of shares sold will be greater if the price of the common stock declines, which would cause greater ownership dilution. In addition, the perceived risk of dilution resulting from the sale of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to further decline.

         The total number of shares that may be issued under the equity line depends on the market price of our common stock at the time that the shares are sold and whether we choose to sell shares, and the number of shares we choose to sell from time to time, to Cripple Creek. The following table illustrates the effect of variations in the market price in our common stock, and resulting variations in sales prices to Cripple Creek, on the number of shares issued in a one month period, assuming that we choose to sell all possible shares under the equity line. This table illustrates how the ownership dilution resulting from the sale of shares under the equity line agreement increases as the market value of our common stock declines.



               Price Per Share                     Number Of Shares Issued
               ---------------                     -----------------------
                                                         (one month)

                     $15                                   466,667

                     $10                                   700,000

                      $5                                 1,400,000


         Our decision to choose to sell all possible shares under the equity line would be influenced by, among other things, whether it is in the best interests of our stockholders to sell at lower market prices, given our financing requirements and access to alternative sources of financing. As of the date of this prospectus, we expect to satisfy substantially all of our expected financing needs during 2001 through sales under the equity line.

         We have also agreed to issue to Cripple Creek warrants to purchase 10,000 shares for every $1,000,000 in gross proceeds from the sale of common stock under the equity line agreement. The warrants will be issued after the end of each calendar year. The warrants are exercisable for 5 years from the date they are issued at an exercise price equal to the weighted average price at which shares were sold during the preceding calendar year.

         INTENSE COMPETITION IN THE MARKET FOR GLUCOSE DIAGNOSTIC PRODUCTS COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

         The medical device industry in general, and the market in which we expect to offer the GlucoWatch system in particular, is intensely competitive. Even if we successfully develop, gain FDA approval for and manufacture the GlucoWatch system, we will compete with other providers of personal glucose monitors. A number of our competitors are currently marketing traditional finger stick glucose monitors. These monitors are widely accepted in the health care industry and have long histories of acceptable accuracy and effective use. Furthermore, a number of companies have announced that they are developing products that permit less-painful or painless, as well as continual or continuous, glucose monitoring. Accordingly, we expect competition to increase. Many of our competitors have substantially greater resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We cannot assure you that we will be able to compete effectively against our competitors. Additionally, we cannot assure you that the GlucoWatch system or our other enhanced products under development will replace any currently used devices or systems. Our competitors may also develop, even before we develop or commercialize the GlucoWatch system or our other enhanced products under development, devices and technologies that permit more efficient and less expensive glucose monitoring devices.

Pharmaceutical or other health care companies may also develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of diabetes or otherwise render our products obsolete.

         WE DEPEND ON PROPRIETARY TECHNOLOGY. IF WE FAIL TO OBTAIN PATENT PROTECTION FOR OUR PRODUCTS, PRESERVE OUR TRADE SECRETS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS, OUR BUSINESS COULD BE SEVERELY HARMED.

         Our success depends in large part on our ability to obtain patent protection for our products, preserve our trade secrets and operate without infringing upon the proprietary rights of others, both in the U.S. and abroad. Currently, patent applications in the U.S. are maintained in secrecy until issuance, and publication of discoveries in the scientific or patent literature tends to lag behind actual discovery by several months. Thus, we cannot be certain that we were the first to file patent applications on our inventions or that we will not infringe upon third-party patents. We cannot assure you that any patents will issue or will be upheld with respect to any of our patent applications or that any patents will provide competitive advantages for our products or will not be challenged or circumvented by our competitors. We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our suppliers, employees and consultants. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by our competitors. Any litigation, in the U.S. or abroad, as well as foreign opposition and/or domestic interference proceedings, could result in substantial expense to us and significant diversion of effort by our technical and management personnel. We may resort to litigation to enforce our patents or protect trade secrets or know-how, as well as to defend against infringement charges. A negative determination in such proceedings could subject us to significant liabilities or require us to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot assure you that necessary licenses would be available to us on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling certain of our products, and could severely harm our business.

         WE DEPEND ON THIRD-PARTY SUPPLIERS. ANY INTERRUPTION IN THE SUPPLY OF SYSTEM COMPONENTS OR THE PRICING OF THESE COMPONENTS COULD SEVERELY HARM OUR BUSINESS.

         The GlucoWatch system is manufactured from components purchased from outside suppliers, most of which are our single source for such components. In the event that we are unable, for whatever reason, to obtain these components from our suppliers or that the components obtained from these suppliers do not pass quality standards, we will be required to obtain the components from alternative suppliers. Additionally, we cannot assure you that, in the event a current supplier were unable to meet our component requirements, we would be able to rapidly find another supplier of the particular component or that the alternate supply would be at the same price or have the same lead time. Any interruption in the supply of the GlucoWatch system components or the pricing of these components could severely harm our business.

         WE MAY NEED ADDITIONAL FINANCING AND IT MAY NOT BE AVAILABLE. IF ADEQUATE FUNDS ARE NOT AVAILABLE OR ARE NOT AVAILABLE ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO DEVELOP OR ENHANCE OUR PRODUCTS, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES, OR RESPOND TO COMPETITIVE PRESSURES, WHICH COULD NEGATIVELY IMPACT OUR PRODUCT COMMERCIALIZATION.

         In order to continue to develop our diagnostic products, we will require substantial resources to conduct research and development and clinical trials necessary to bring our products to market and to establish production and marketing capabilities. We may seek additional funding through public or private financings, including debt or equity financings. We may also seek other arrangements, including collaborative arrangements. Any additional equity financings may dilute the holdings of current stockholders. Debt financing, if available, may restrict our ability to issue dividends in the future and take other actions. We may not be able to obtain adequate funds when we need them from financial markets or arrangements with commercialization partners or other sources. Even if funds are available, they may not be on acceptable terms. If we cannot obtain sufficient additional funds, we may have to delay, scale back or eliminate some or all of our research and product development programs or license or sell products or technologies that we would otherwise seek to develop ourselves. We believe that our existing cash, cash equivalents and investments, plus cash from revenues, other funding
(such as financings or potential product funding collaborations), and earnings from investments, will suffice to meet our operating expenses, debt servicing and repayments, and capital expenditure requirements at least for the next twelve months. The amounts and timing of future expenditures will depend on progress of ongoing research and development, results of clinical trials, rates at which operating losses are incurred, executing possible commercialization agreements, developing our products, manufacturing of the GlucoWatch system, the FDA regulatory process, and other factors, many of which are beyond our control.

         WE ARE HIGHLY LEVERAGED AND MAY BE UNABLE TO SERVICE OUR DEBT. IF WE CANNOT PAY AMOUNTS DUE UNDER OUR DEBT OBLIGATIONS, WE MAY NEED TO REFINANCE ALL OR A PORTION OF OUR EXISTING DEBT, SELL ALL OR A PORTION OF OUR ASSETS, OR SELL EQUITY SECURITIES.

         As of September 30, 2000, we had indebtedness of approximately $45.8 million. The degree to which we are leveraged could limit our ability to obtain financing for working capital, commercialization of products or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations depends upon our future performance, which will depend upon financial, business and other factors, many of which are beyond our control. Although we believe our cash flows will be adequate to meet our interest payments, we cannot assure you that we will continue to generate cash flows in the future sufficient to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness. If we cannot generate cash flows in the future sufficient to cover our fixed charges or to permit us to satisfy any redemption obligations pursuant to our indebtedness, and we cannot borrow sufficient funds either under our credit facilities or from other sources, we may need to refinance all or a portion of our existing debt, sell all or a portion of our assets, or sell equity securities. There is no assurance that we could successfully complete any of these courses of action. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding-up of our business or upon default or acceleration relating to our debt obligations, our assets will first be available to pay the amounts due under our debt obligations. Holders of common stock would only receive the assets remaining, if any, after payment of all indebtedness and preferred stock, if any.

         WE HAVE INCURRED SUBSTANTIAL LOSSES, HAVE A HISTORY OF OPERATING LOSSES, HAVE AN ACCUMULATED DEFICIT AND EXPECT CONTINUED OPERATING LOSSES.

         We reported a net loss from continuing operations of $22.4 million for the nine months ended September 30, 2000 and have experienced annual operating losses since our inception. We expect to continue to incur operating losses at least until we have significant sales, if we ever do, of the GlucoWatch system. We cannot assure you that we will generate significant revenues or achieve profitability. We do not have experience in manufacturing, marketing or selling our medical device products. Our future development efforts may not result in commercially viable products. We may fail in our efforts to introduce our products or to obtain required regulatory clearances. Our products may never gain market acceptance, and we may never generate revenues or achieve profitability. Our revenues to date have been derived primarily from product development and licensing fees related to our products under development and manufacturing and royalty revenues from our discontinued operations, including Nicotrol-Registered Trademark- (Pharmacia AB, Stockholm, Sweden) nicotine patch and the Fempatch-Registered Trademark- (Warner-Lambert Co., Morris Plains, New Jersey) system. As a result of the sale of our drug delivery business, we will no longer receive manufacturing revenue or royalty payments from the Nicotrol patch or the Fempatch system. If we obtain regulatory approvals, we expect to significantly increase our level of expenditures for sales, marketing and general and administrative activities in connection with product commercialization, and these expenditures will precede commercial revenues, if any.

         WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE.

         The design, development, manufacture and use of our medical products involve an inherent risk of product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages in the event of product failure or allegations that the product caused harm. We currently maintain product liability insurance, but it is expensive and difficult to obtain and may not be available in the future on acceptable terms. We cannot assure you that we will not be subject to product liability claims, that our current insurance will cover any claims, or that adequate insurance will continue to be available on acceptable terms in the future. In the event we are held liable for damages in excess of the limits of our insurance coverage, or if any claim or product recall creates significant adverse publicity, our business could be severely harmed.

         THE COMPETITION FOR QUALIFIED PERSONNEL IS PARTICULARLY INTENSE IN OUR INDUSTRY AND IN NORTHERN CALIFORNIA. IF WE ARE UNABLE TO RETAIN OR HIRE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

         Our ability to operate successfully and manage our potential future growth significantly depends upon retaining key scientific, technical, sales, marketing, managerial and financial personnel, and attracting and retaining additional highly qualified scientific, technical, sales, marketing, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could severely harm our business.

         OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

         The trading price of our common stock fluctuates substantially in response to factors such as, but not limited to:

        - announcements by us or our competitors of results of regulatory approval filings or clinical trials or testing;

        -  developments or disputes governing proprietary rights;

        -  technological innovations or new commercial products;

        -  government regulatory action;

        -  general conditions in the medical technology industry;

        -  changes in securities analysts' recommendations; or

        -  other events or factors, many of which are beyond our control.

         In addition, the stock market in general has experienced extreme price and volume fluctuations in recent years and even in recent months that have particularly affected the market prices of many medical technology companies, unrelated to the operating performance of these companies. Fluctuations or decreases in the trading price of our common stock may adversely affect the market for our common stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could severely harm our business.

         DELAWARE LAW AND OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS HAVE ANTI-TAKEOVER PROVISIONS THAT WOULD DELAY OR DISCOURAGE TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

         Our Restated Certificate of Incorporation and our Bylaws contain several provisions that may make the acquisition of control of Cygnus more difficult or expensive. The Certificate of Incorporation and the Bylaws, among other things:

        - provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock entitled to vote for such directors;

        - permit the remaining directors (but not the stockholders, unless the directors so resolve) to fill vacancies and newly created directorships on the Board;

        -  eliminate the ability of stockholders to act by written consent; and

        - require the vote of stockholders holding at least 66 2/3% of the outstanding shares of voting stock to amend, alter or repeal the Bylaws and certain provisions of the Restated Certificate of Incorporation, including the provisions described above.

         These provisions may make the removal of incumbent directors more difficult and time consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. Under our Restated Certificate of Incorporation, the Board of Directors also has the authority to issue shares of Preferred Stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The Board of Directors could, therefore, issue, without stockholder approval, Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of common stock and could make it more difficult for a third party to gain control of Cygnus. We have also adopted a Stockholder Rights Plan which, under certain circumstances, would significantly dilute the equity interest of persons seeking to acquire control over us without the prior approval of the Board of Directors.

         In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our charter, bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

         WE DO NOT PAY DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FUTURE, SO ANY SHORT TERM RETURN ON YOUR INVESTMENT WILL DEPEND ON THE MARKET PRICE OF OUR SHARES.

         We have never declared or paid cash dividends on our common stock. Our current bank term loan agreement precludes us from paying dividends to stockholders. We currently intend to retain any earnings for use in our business and therefore do not anticipate paying any dividends in the future. Any short term return on your investment will depend only on the market price of our shares.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements under "Our Company" and "Risk Factors" and elsewhere in this prospectus, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about:

        -  our ability to secure FDA approval;

        - plans for manufacturing and commercial scale-up of the GlucoWatch monitor;

        -  plans for commercialization alliances;

        -  our ability to achieve market acceptance of the GlucoWatch monitor;
           and

        - plans for enhancements and possible manufacturing changes through the premarket approval supplement process.

         In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus, including in the documents incorporated by reference.

         You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of its date, regardless of the time of its delivery or any sale of these securities.

                                 USE OF PROCEEDS

         We could receive up to an additional $35.9 million in proceeds under the equity line, after deducting the estimated offering expenses. The actual amount of proceeds from the equity line and the warrants, if any, will depend upon

        -  the market price of the common stock;

        - whether we elect to sell common stock under the terms of the equity line; and

        - whether Cripple Creek exercises its option to purchase common stock as permitted under the terms of the equity line.

         However, there can be no assurance that we will issue any shares or receive any proceeds from the equity line and, under the terms of the equity line, it is possible that no shares will be issued.

         We expect that any net proceeds from the equity line will be used for development and commercialization expenditures in support of our GlucoWatch monitor and general corporate purposes, including working capital.


                                  UNDERWRITING

         We entered into the Structured Equity Line Flexible Financing Agreement with Cripple Creek on June 30, 1999. We subsequently amended the equity line agreement on September 29, 1999, March 27, 2000, May 9, 2000 and October 27, 2000. The shares covered by this prospectus are being issued under this amended equity line agreement.

         Under the amended equity line agreement, subject to the satisfaction of conditions, we may require Cripple Creek to purchase shares of common stock over a period of 48 months from June 30, 1999, for an aggregate purchase price of up to $60 million. As of the date of this prospectus, we have issued Cripple Creek shares for an aggregate purchase price of $22 million. We may therefore still issue Cripple Creek additional shares with an aggregate purchase price of up to $36 million.

         We have also agreed to issue to Cripple Creek warrants to purchase 10,000 shares for every $1,000,000 in gross proceeds from the sale of common stock under the equity line agreement. The warrants will be issued after the end of each calendar year. The warrants are exercisable for 5 years from the date they are issued at an exercise price equal to the weighted average price at which shares were sold during the preceding calendar year. We are obligated to issue warrants to purchase a minimum of 120,000 shares of common stock, regardless of the amount of common stock sold under the equity line. We have to date issued warrants to purchase 95,000 shares of common stock, and must issue warrants to purchase a minimum of an additional 25,000 shares. We have agreed to register the shares issuable upon exercise of the warrants that are issued to Cripple Creek.


         Under the amended equity line agreement, we may, at our sole option and discretion, subject to the satisfaction of conditions and limitations, require Cripple Creek to purchase shares. We may agree with Cripple Creek to have an investment period of 30, 60 or 90 days, or 30 days if we are unable to agree. For each month during a particular investment period, we may cause Cripple Creek to purchase shares for an aggregate purchase price of up to $4.0 million, and Cripple Creek, subject to our approval, can require us to sell them additional shares for an aggregate purchase price of up to $3.0 million. Cripple Creek may satisfy these obligations by purchasing up to 5% more or less than the total aggregate dollar amount of these obligations. Three trading days prior to the beginning of each monthly investment period, we are required to notify Cripple Creek of the dollar amount of common stock required to be purchased by Cripple Creek, if any, during the investment period. We will sell the shares at a price equal to the average of the two lowest volume-weighted average prices for the stock during the six trading days preceding the date of delivery by Cripple Creek from time to time during an investment period of a purchase notice. In no event may the purchase price be lower than a designated minimum per share price we indicate in our notice to Cripple Creek. If the investment period is for a period greater than 30 days, we may reset the minimum per share price after every 30 days.

         Cripple Creek's obligation to purchase shares of common stock during any investment period is subject to the satisfaction of various conditions, including:

        - our registration statement must remain effective under the Securities Act of 1933;

        - our common stock must continue to trade on the Nasdaq National Market; and

        - Cripple Creek may not become the beneficial owner, at any time, of more than 9.9% of the outstanding shares of our common stock.

         The equity line agreement also provides limitations on the amount of common stock that may be sold, which may be less than the amount indicated in the put notice and call notice. Specifically, the amount of common stock sold during each monthly investment period will be equal to the lesser of:

        - the amount indicated in the put notice and call notice, if any,

        - an amount equal to 8% of the aggregate value of open market trading for each trading day during the investment period immediately preceding the current investment period on which the stock price is above the minimum price for such preceding investment period, or

        - an amount equal to 8% of the aggregate value of open market trading for each trading day during the current investment period on which the stock price is above the minimum price for the current investment period.

         In addition, the equity line also provides for a pro rata reduction in the amount of common stock that may be sold if there are any trading days during the period in which the volume-weighted average price of the common stock is below the minimum price that we set for the period.

          We may terminate the equity line at any time without further obligation (beyond the minimum warrants) to Cripple Creek. Cripple Creek may terminate the equity line without further obligation to us if we breach the equity line agreement or if Cripple Creek determines, in its reasonable discretion, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty makes it illegal or materially impractical for Cripple Creek to fulfill its obligations under the equity line agreement.

         Cripple Creek has advised us that it may sell the common stock offered by this prospectus from time to time primarily in transactions on the Nasdaq National Market or in other types of transactions, including those described in "Plan of Distribution."

         The equity line agreement provides that we must indemnify Cripple Creek in some circumstances against liabilities, including liabilities under the Securities Act, and contribute to payments that Cripple Creek may be required to make in respect of those liabilities. Cripple Creek is required by the equity line agreement to indemnify us in some circumstances against liabilities, including liabilities under the Securities Act, and to contribute to payments that we may be required to make in respect of those liabilities.

         Cripple Creek may create a short position in the common stock for its own account by selling more shares of common stock than we have actually sold to it under the equity line. The potential size of the short position at any time is not expected to be greater than the amount remaining to be purchased under any put notice or call notice. Cripple Creek may elect to cover any short position by delivering shares of common stock purchased in the open market or shares of common stock purchased pursuant to a particular put notice or call notice. Cripple Creek will deliver a prospectus to all purchasers of shares in short sales which Cripple Creek covers with purchases under the equity line. Purchasers of shares sold pursuant to such short sales may be entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement. Under the equity line agreement, Cripple Creek is prohibited from making any sales with the intention of reducing the price of our common stock to Cripple Creek's benefit. Cripple Creek has advised us that it is a registered broker-dealer under the Securities Exchange Act of 1934.

                              PLAN OF DISTRIBUTION

         Cripple Creek may, from time to time, sell all or a portion of the shares:

        - on the Nasdaq National Market, or such other exchange on which the common stock may from time to time be trading;

        - in privately negotiated transactions or otherwise;

        - at fixed prices that may be changed;

        - at market prices prevailing at the time of sale; or

        - at prices related to such market prices or at negotiated prices.

         Cripple Creek may sell the shares by one or more of the following methods, without limitation:

        - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        -  purchases by a broker or dealer as principal;

        - an exchange distribution in accordance with the rules of such exchange;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        -  privately negotiated transactions;

        -  short sales; and

        -  a combination of any of the above methods of sale.

         In effecting sales, brokers and dealers engaged by Cripple Creek may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Cripple Creek, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with Cripple Creek to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for Cripple Creek, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Cripple Creek. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions which may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above. Cripple Creek may also sell the shares in accordance with Rule 144 under the Securities Act, rather than under this prospectus.

         Cripple Creek is an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with Cripple Creek in sales of the shares may be considered to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are considered to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         From time to time Cripple Creek may engage in short sales, short sales against the box, puts and calls and other transactions in Cygnus' common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If Cripple Creek engages in such transactions, the price of our common stock may be affected. Under the equity line, Cripple Creek may not make any sales with the intention of reducing the price of our common stock. From time to time Cripple Creek may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by Cripple Creek, the broker may offer and sell the pledged shares from time to time.

         Cripple Creek and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by Cripple Creek or any other such person which may affect the marketability of the shares. Cripple Creek also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

         We are required to pay certain fees and expenses incident to the registration of the shares.

         We have agreed to indemnify in some circumstances Cripple Creek against liabilities, including liabilities under the Securities Act. Cripple Creek has agreed to indemnify us in some circumstances against liabilities, including liabilities under the Securities Act.

         We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until the shares may be or have been sold under Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

         Selected legal matters with respect to the validity of common stock offered by this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by Cripple Creek. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to Cygnus and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                 IMPORTANT INFORMATION INCORPORATED BY REFERENCE

         THE SECURITIES AND EXCHANGE COMMISSION ALLOWS CYGNUS TO "INCORPORATE BY REFERENCE" THE INFORMATION CYGNUS FILES WITH THEM, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

         The information incorporated by reference is considered to be part of this document. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus:

1. Annual Report on Form 10-K of Cygnus for the fiscal year ended December 31, 1999;

2. Quarterly Reports on Form 10-Q filed by Cygnus for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

3.       Current Report on Form 8-K dated October 17, 2000;

4. The description of common stock contained in Cygnus' registration statement on Form 8-A; and

5. The description of our Series A Junior Participating Preferred Stock contained in the registration statement on Form 8-A12B/A filed December 14, 1988.

         YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

         CYGNUS, INC.
         400 PENOBSCOT DRIVE
         REDWOOD CITY, CALIFORNIA 94063
         ATTENTION:  CORPORATE COMMUNICATIONS
         TELEPHONE REQUESTS MAY BE DIRECTED TO:  (650) 369-4300
         FACSIMILE REQUESTS MAY BE DIRECTED TO: (650) 599-2503

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.



                                                                                        Amount
                                                                                        ------

         SEC registration fee...................................................     $     9,504

         Accounting fees and expenses...........................................     $     5,000

         Legal fees and expenses................................................     $    10,000

         Nasdaq Additional Listing Fee..........................................     $    17,500

         Miscellaneous fees and expenses........................................     $       796

         Total      ............................................................     $    41,000



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification by the Registrant of all persons the Registrant may indemnify under Section 145 to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation further provides that the liability of its directors is eliminated to the fullest extent permitted by the Delaware General Corporation Law. These provisions in the Certificate of Incorporation do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with all of its officers and directors.

ITEM 16. EXHIBITS



                    EXHIBIT
                    NUMBER                  DESCRIPTION OF DOCUMENT
                    -------                 -----------------------


                    1.1                     Structured Equity Line Flexible
                                            Financing Agreement between Cygnus,
                                            Inc. and Cripple  Creek Securities,
                                            LLC., incorporated by reference to
                                            Exhibit 1 of the Registrant's Form
                                            8-K filed on July 2, 1999.

                    1.2                     Amendment No. 1 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC,



                                       II-1

                                            incorporated by reference to Exhibit
                                            1 of the Registrant's Form 8-K filed
                                            on October 7, 1999.

                    1.3                     Amendment No. 2 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC, incorporated
                                            by reference to Item 10.109 of the
                                            Registrant's Form 10-Q filed on
                                            April 26, 2000

                    1.4                     Amendment No. 3 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC, incorporated
                                            by reference to Exhibit 10.110 of
                                            the Registrant's Form 10-Q filed on
                                            July 28, 2000.

                    1.5*                    Amendment No. 4 to Structured Equity
                                            Line Flexible Financing Agreement
                                            between Cygnus, Inc. and Cripple
                                            Creek Securities, LLC.

                    4.1                     Specimen of Common Stock certificate
                                            of the Registrant, incorporated by
                                            reference to Exhibit 4.1 of the
                                            Registrant's Registration Statement
                                            Form S-1 No. 33-38363.

                    4.2                     Convertible Debenture and Warrant
                                            Purchase Agreement, incorporated by
                                            reference to Exhibit 10.41 of the
                                            Registrant's Quarterly Report on
                                            Form 10-Q filed on August 16, 1999.

                    4.3                     Registration Rights Agreement,
                                            incorporated by reference to Exhibit
                                            4.12 of the Registrant's Quarterly
                                            Report Form 10-Q filed on August 16,
                                            1999.

                    4.5                     Form of 8.5% Convertible Debenture
                                            due 2001, incorporated by reference
                                            to Exhibit 10.42 of the Registrant's
                                            Quarterly Report Form 10-Q filed on
                                            August 16, 1999.

                    4.6                     Form of Common Stock Purchase
                                            Warrant, incorporated by reference
                                            to Exhibit 10.43 of the Registrant's
                                            Quarterly Report Form 10-Q filed on
                                            August 16, 1999.

                    5.1                     Opinion of Pillsbury Madison & Sutro
                                            LLP.

                    23.1                    Consent of Ernst & Young LLP,
                                            Independent Auditors.

                    23.2                    Consent of Pillsbury Madison & Sutro
                                            LLP (included in its opinion filed
                                            as Exhibit 5.1 to this Registration
                                            Statement).

                    24.1                    Power of Attorney.*



*Previously filed


ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on November 14, 2000.

                  CYGNUS, INC.

                  By     /s/ JOHN C HODGMAN
                         -----------------------------------------------
                         John C Hodgman
                         Chairman, President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.






                   Name                                        Title                               Date
                   ----                                        -----                               ----
        /s/ JOHN C HODGMAN                    Chairman of the Board of Directors,            November 14, 2000
------------------------------------          President, and Chief Executive Officer
         John C Hodgman                       (Principal Executive Officer)


                *                             Chief Financial Officer and Senior             November 14, 2000
------------------------------------          Vice President, Finance (Principal
         Craig W. Carlson                     Accounting Officer)


                *                             Director                                       November 14, 2000
------------------------------------
         Frank T. Cary

                *                             Vice Chairman of the Board of Directors        November 14, 2000
------------------------------------
         Andre F. Marion

                *                             Director                                       November 14, 2000
------------------------------------
         Richard G. Rogers

                *                             Director                                       November 14, 2000
------------------------------------
         Walter B. Wriston

*BY: /s/ JOHN C HODGMAN
------------------------------------
   ATTORNEY IN FACT


                                  EXHIBIT INDEX




                    EXHIBIT
                    NUMBER          DESCRIPTION OF DOCUMENT
                    -------         -----------------------


                      5.1           Opinion of Pillsbury Madison & Sutro LLP.

                      23.1          Consent of Ernst & Young LLP, Independent Auditors.

                      23.2          Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).
